For Immediate Release                                                                                                                                                                                                                                                                              Exhibit 99.1

Greenwood Retires from Bank of Asheville, Hall Named Interim CEO

Asheville, NC (July 1, 2010) – G. Gordon Greenwood, President and Chief Executive Officer of Weststar Financial Services Corporation and Bank of Asheville since 2000, has retired, effective June 30, and Randall C. Hall, who has been with the bank since its founding in 1997, has been named Interim President and CEO.

Hall has served as Executive Vice President, Chief Financial Officer, and Secretary/Treasurer since 1999.

Greenwood has led the bank during a decade of strong growth, with the number of offices increasing from two to five and assets growing from $40 million to $225 million. He will serve as a consultant to Bank of Asheville for several months.  Greenwood also is retiring from the boards of directors of Weststar Financial Services Corporation and its subsidiary, Bank of Asheville.

Stephen L. Pignatiello, Chairman of the bank and its holding company, said, “Randy Hall is well qualified to lead Bank of Asheville during this transition.  As the second-in-command since the Bank’s founding, he has been involved in every phase of operation and has a strong record of providing leadership.  He was recruited to join the Bank when it was being established because he already was well respected in the banking industry. He has contributed greatly to the bank’s success.”

Pignatiello said, “While we are disappointed that Buddy is retiring since he has served the bank so well, we are pleased that he will remain involved for several months to assist in the transition.”

Greenwood has devoted his entire professional career spanning more than four decades to banking.   Prior to joining Bank of Asheville, he was Regional Market Manager for Centura Bank (now RBC Centura), and prior to that was Senior Vice President and one of three officers of a start-up bank, First Commercial Bank (now RBC Centura).  He began his career with First Union National Bank (now Wells Fargo/Wachovia) in 1969.

Greenwood also has provided leadership to numerous civic and educational organizations. He serves on the North Carolina Community Colleges Board and has been a member of the board of Asheville-Buncombe Technical College.  He is past chair of Asheville-Buncombe Development Corporation and Better Business Bureau. Long active in Habitat for Humanity, he is Chairman of that organization.

Hall, the Interim CEO, also is a veteran banker. Prior to joining Bank of Asheville, he was Vice President and Chief Financial Officer and Secretary/Treasurer of Bank of Granite, having joined the bank after graduation from Gardner-Webb University in 1988.  He received the MBA degree from Western Carolina University in 2009.

He serves on the United Way of Asheville-Buncombe County Finance Committee and is a former board member and President of Western North Carolina AIDS Project.

Bank of Asheville is a wholly-owned subsidiary of Weststar Financial Services Corporation (OTC BB: “WFSC”).  Bank of Asheville has been recognized as one of the top community banks in North Carolina.  Focusing exclusively on the Asheville market, it has five offices in Buncombe County – downtown, Candler, Leicester, Reynolds and South Asheville and offers a complete range of financial services and products.

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For Further Information, please contact:	Judy Price
Senior Vice President
Voice (828) 232-2900
e-mail jprice@bankofasheville.com.